Exhibit 10.33

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”), effective as of January 31, 2021, is made by and between 2020 Noteholders, LLC, a Louisiana limited liability company, HFST, L.L.C., a Louisiana limited liability company, and SOMMS, L.L.C., a Louisiana limited liability company (collectively, “Sellers”), and DATA443 Risk Mitigation, Inc., a North Carolina corporation (“Buyer”).

A. Buyer and Sellers have entered into that certain Asset Purchase Agreement, dated as of January 31, 2021, by and among Buyer and Sellers (the “Purchase Agreement”), for the sale by Sellers to Buyer of the Purchased Assets.

B. The execution and delivery of this Bill of Sale by Buyer and Sellers is contemplated by the Purchase Agreement.

NOW, THEREFORE, pursuant to the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Conveyance. Sellers hereby sell, assign, grant, convey and transfer to Buyer all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of any and all Liens other than Permitted Liens.

2. Purchase Agreement. The terms of the Purchase Agreement, including without limitation the representations, warranties, covenants and indemnities relating to the Purchased Assets are incorporated herein by reference. The intent of this Bill of Sale is to give further effect to the Purchase Agreement and, as such, nothing contained in this Bill of Sale shall be deemed to supersede, modify, limit or amend any of the rights, duties or obligations of Sellers or Buyer under the Purchase Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

3. Further Assurances. Each of the parties hereto will perform such further acts and execute, acknowledge and deliver such further documents, instruments, conveyances and assurances as such other party reasonably requests to carry out the provisions hereof and give effect to the transactions contemplated hereby.

4. Capitalized Terms. Unless otherwise defined in this Bill of Sale, all capitalized terms have the meaning ascribed to such terms in the Purchase Agreement.

5. Successors and Assigns. This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6. Governing Law. This Bill of Sale shall be construed in accordance with and governed by the internal law of the State of North Carolina without regard to conflict of law principles that would require the application of any other law.

7. Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery by or on behalf of any party of its signature to this Bill of Sale by facsimile transmission, electronic mail or similar means shall for all purposes be the equivalent of the delivery of the original signature of such party.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties in, and shall be effective as of and on the Effective Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

BUYER:

DATA443 RISK MITIGATION, INC.,
a North Carolina corporation

BY:
Jason Remillard
Its:	President

SELLERS:

HFST, L.L.C.		SOMMS, L.L.C.

By:		By:
	Manager		Howard F. Sklar
Its:	Trustee	Its:	Manager

2020 NOTEHOLDERS, LLC
By:
Ross P. Barrett
Its:	Manager